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EXHIBIT 3.5

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
DIGITAL ARCHIVES TECHNOLOGY, INC

        DIGITAL ARCHIVES TECHNOLOGY, INC., a Delaware corporation (the "Corporation"), does hereby certify as follows:

        FIRST:    The name of the Corporation is Digital Archives Technology, Inc. The original Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") was filed on January 4, 1996.

        SECOND:    This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation by amending certain provisions thereof, including, without limitation, (i) to provide for the change of the Corporation's name to "CHS Services, Inc." and (ii) to terminate, pursuant to Section 346 of the General Corporation Law of the State of Delaware, the Corporation's status as a close corporation by deleting from the Certificate of Incorporation the provisions required or permitted by Section 342 of the General Corporation Law to be stated in the certificate of incorporation of a Delaware close corporation.

        THIRD:    This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

        FOURTH:    The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

    ARTICLE ONE.    The name of this Corporation shall be:

CHS Services, Inc.

    ARTICLE TWO.    The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is The Corporation Service Company, 1013 Centre Road, City of Wilmington, County of New Castle, Delaware, 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Service Company.

    ARTICLE THREE.    The nature of the business and the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

    ARTICLE FOUR.    The Corporation shall have authority, to be exercised by the Board of Directors, to issue Fifteen Hundred (1500) shares of capital stock, no par value per share.

    ARTICLE FIVE.    The number of directors which shall constitute the whole Board of Directors of the Corporation shall be determined pursuant to the By-Laws of the Corporation as provided therein. Elections of Directors need not be by written ballot.

    ARTICLE SIX.    In furtherance and not in limitation of the powers conferred by statute and in accordance with any relevant provisions of the By-Laws, the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

    ARTICLE SEVEN.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

    ARTICLE EIGHT.    The Corporation may indemnify, to the fullest extent permitted by the General Corporation Law of the State of Delaware and as provided in the By-Laws of the

    Corporation, any and all persons whom it shall have the power to indemnify from and against any and all expenses, liabilities or other matters.

    ARTICLE NINE.    No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article Nine shall not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the full extent permitted by the General Corporation Law of the State of Delaware, as so amended. No amendment to or repeal of this Article Nine shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring at the time of or prior to such amendment or repeal. Any repeal or modification of this Article Nine shall not adversely affect any right or protection of a director of the Corporation existing under this Certificate of Incorporation.

    ARTICLE TEN.    Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the General Corporation Law of the State of Delaware order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

        IN WITNESS WHEREOF, the undersigned does hereby make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true and, accordingly, has hereunto set his hand this 30th day of September, 1996.

/s/ JOHN VAKOUTIS John Vakoutis, President
ATTEST:

/s/ ALLAN L. KEYSOR Allan L. Keysor, Secretary

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DIGITAL ARCHIVES TECHNOLOGY, INC